As filed with the Securities and Exchange Commission on February 9, 2009

Registration No. 333-             UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

The First Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maine	01-0404322
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

  P.O. Box 940

Damariscotta, Maine 04543

 (207) 563-3195

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

F. Stephen Ward

Executive Vice President and Chief Financial Officer

The First Bancorp, Inc.

P.O. Box 940

Damariscotta, Maine 04543

 (207) 563-3195

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

David J. Champoux, Esq.

Pierce Atwood LLP

One Monument Square, 7th Floor

Portland, Maine 04101

 (207) 791-1100

Approximate Date of Commencement of Proposed Sale to the Public:

From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ?

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one): Large accelerated filer  ☐         Accelerated filer  ? Non-accelerated filer  ☐Smaller reporting company  ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered[1]	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Registration fee
Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value	25,000 shares	$1,000.00[1]	$25,000,000.00[1]	$982.50
Warrant to Purchase Common Stock, $0.01 par value per share, and underlying shares of Common Stock [2]	225,904 shares[2]	$16.60[3]	$3,750,006.40[1]	$147.38
Total			$28,750,006.40	$1,129.88

1 Calculated in accordance with Rule 457(a) and includes such additional number of shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions. 2 In addition to the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, there are being registered hereunder (a) a warrant for the purchase of 225,904 shares of common stock with an initial per share exercise price of $16.60 per share, (b) 225,904 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416. 3 Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $16.60.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus

SUBJECT TO COMPLETION, DATED FEBRUARY 9, 2009

The First Bancorp, Inc.

Fixed Rate Cumulative Perpetual Preferred Stock, Series A

Warrant to Purchase 225,904 Shares of Common Stock

225,904 Shares of Common Stock

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of (i) the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which we refer to in this prospectus as the Series A Preferred Stock, (ii) a warrant to purchase 225,904 shares of common stock, which we refer to in this prospectus as the warrant, and (iii) any shares of common stock issuable from time to time upon exercise of the warrant. In this prospectus, the shares of Series A Preferred Stock, the warrant and the shares of common stock issuable upon exercise of the warrant are collectively referred to as the securities. The Series A Preferred Stock and the warrant were originally issued by us pursuant to the Letter Agreement dated January 9, 2009, and the related Securities Purchase Agreement – Standard Terms, which we refer to in this prospectus as the Purchase Agreement, between us and the United States Department of the Treasury, which we refer to in this prospectus as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, which we refer to in this prospectus as the Securities Act.

The initial selling securityholder and its successors, including any transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for paying any underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of securities by the selling securityholders.

The Series A Preferred Stock is not listed on an exchange and, unless requested to do so by the initial selling securityholder, we do not intend to list the Series A Preferred Stock on any exchange.

Our common stock is listed on the NASDAQ Global Select Market under the ticker symbol “FNLC.” Our principal executive offices are located at 223 Main Street, Damariscotta, Maine 04543, and its telephone number is (207) 563-3195. On February 6, 2009, the closing price of our common stock on the NASDAQ Global Select Market was $17.90 per share. You are urged to obtain current market quotations of our common stock.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 1 to read about factors you should consider before buying our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY BANK REGULATORY AGENCY, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF A BANK, AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

The date of this prospectus is             , 2009.

ABOUT THIS PROSPECTUS

Unless the context requires otherwise or this prospectus indicates otherwise, in this prospectus, we use the terms “we,” “us,” “our,” “The First” and the “Company” to refer to The First Bancorp, Inc. and its subsidiaries. The term “Bank” refers to our subsidiary, The First, N.A.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. By using a shelf registration process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find More Information” for more information.

Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s website or at the SEC’s offices. The SEC’s website and street addresses are provided under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus or a supplement to this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell the securities. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any sale of the securities occurs.

SUMMARY INFORMATION ABOUT THE FIRST BANCORP, INC.

We are a financial holding company organized under the laws of the State of Maine and registered under the Bank Holding Company Act of 1956. We are committed to the delivery of financial services through our subsidiary, The First, N.A. Founded in 1864, The First, N.A. is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from two offices in Lincoln and Hancock Counties. As of December 31, 2008, The First Bancorp, Inc. had:

•	consolidated assets of $1.3 billion;
•	total deposits of $925.7 million;
•	total loans of $979.3 million; and
•	total shareholders’ equity of $117.2 million.

RISK FACTORS

Before you invest in our securities, in addition to the risk factors set forth below and other information, documents or reports included or incorporated by reference in this prospectus and, if applicable, any prospectus supplement, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement, as well as our most recent Annual Report on Form 10-K, and in our Quarterly Reports on Form 10-Q filed subsequent to the Annual Report on Form 10-K, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

Recent negative developments in the financial services industry and U.S. and global credit markets may adversely impact our operations and results.

Negative developments in the latter half of 2007 and in 2008 in the capital markets have resulted in uncertainty in the financial markets in general with the expectation of the general economic downturn continuing in 2009 and perhaps beyond 2009. The impact of this situation, together with concerns regarding the financial strength of financial institutions, has led to distress in credit markets and issues relating to liquidity among financial institutions. Some financial institutions around the world have failed; others have been forced to seek acquisition partners. Loan portfolio performances have deteriorated at many institutions resulting from, amongst other factors, a weak economy and a decline in the value of the collateral supporting their loans. The competition for our deposits has increased significantly due to liquidity concerns at many of these same institutions. Stock prices of bank holding companies, like ours, have been negatively affected by the current condition of the financial markets, as has our ability, if needed, to raise capital or borrow in the debt markets compared to recent years. The United States and other governments have taken unprecedented steps to try to stabilize the financial system, including investing in financial institutions. Our business and our financial condition and results of operations could be adversely affected by (1) continued or accelerated disruption and volatility in financial markets, (2) continued capital and liquidity concerns regarding financial institutions generally and our counterparties specifically, (3)  recessionary conditions that are deeper or last longer than currently anticipated, or (4) new federal or state laws and regulations regarding lending and funding practices and liquidity standards, and the likelihood that financial institution regulatory agencies will be very aggressive in responding to concerns and trends identified in examinations, including the expected issuance of formal enforcement actions. Negative developments in the financial services industry and the impact of new legislation in response to those developments could negatively impact our operations by restricting our business operations, including our ability to originate or sell loans, and adversely impact our financial performance.

The soundness of other financial services institutions may adversely affect our credit risk.   We rely on other financial services institutions through trading, clearing, counterparty, and other relationships. We maintain limits and monitor concentration levels of our counterparties as specified in our internal policies. Our reliance on other financial services institutions exposes us to credit risk in the event of default by these institutions or counterparties. These losses could adversely affect our results of operations and financial condition.

Declines in value may adversely impact the investment portfolio.

As of December 31, 2008, we had approximately $27.8 million and $234.8 million in available for sale and held to maturity investment securities, respectively. We may be required to record impairment charges on our investment securities if they suffer a decline in value that is considered other-than-temporary. Numerous factors, including lack of liquidity for re-sales of certain investment securities, absence of reliable pricing information for investment securities, adverse changes in business climate, adverse actions by regulators, or unanticipated changes in the competitive environment could have a negative effect on our investment portfolio in future periods. If an impairment charge is significant enough it could affect the ability of the Bank to upstream dividends to us, which could have a material adverse effect on our liquidity and our ability to pay dividends to shareholders and could negatively impact our regulatory capital ratios and result in the Bank not being classified as “well-capitalized” for regulatory purposes.

Changes in interest rates can have an adverse effect on profitability.

Our earnings and cash flows are largely dependent upon the Bank’s net interest income. Net interest income is the difference between interest income earned on interest-earning assets, such as loans and investment securities, and interest expense paid on interest-bearing liabilities, such as deposits and borrowed funds. Interest rates are sensitive to many factors that are beyond our control, including general economic conditions, competition, and policies of various governmental and regulatory agencies and, in particular, the policies of the Board of Governors of the Federal Reserve. Changes in monetary policy, including changes in interest rates, could influence not only the interest the Bank receives on loans and investment securities and the amount of interest it pays on deposits and borrowings, but such changes could also affect (i) the Bank’s ability to originate loans and obtain deposits, (ii) the fair value of the Bank’s financial assets and liabilities, including the held to maturity, available for sale, and trading securities portfolios, and (iii) the average duration of the Bank’s interest-earning assets. This also includes the risk that interest-earning assets may be more responsive to changes in interest rates than interest-bearing liabilities, or vice versa (repricing risk), the risk that the individual interest rates or rate indices underlying various interest-earning assets and interest-bearing liabilities may not change in the same degree over a given time period (basis risk), and the risk of changing interest rate relationships across the spectrum of interest-earning asset and interest-bearing liability maturities (yield curve risk), including a prolonged flat or inverted yield curve environment.

Although management believes it has implemented effective asset and liability management strategies to reduce the potential effects of changes in interest rates on our results of operations, any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition and results of operations.

Recent legislative regulatory initiatives to address difficult market and economic conditions may not stabilize the U.S. banking system.

The recently enacted Emergency Economic Stabilization Act of 2008, or EESA, authorizes Treasury to purchase from financial institutions and their holding companies up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions and their holding companies, under troubled asset relief program, or TARP. The purpose of TARP is to restore confidence and stability to the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other. The Treasury has allocated $250 billion towards the TARP Capital Purchase Program. Under the TARP Capital Purchase Program, Treasury is purchasing equity securities from participating institutions. The warrant offered by this prospectus, together with our Series A Preferred Stock, was issued by us to Treasury pursuant to the TARP Capital Purchase Program. The EESA also increased federal deposit insurance on most deposit accounts from $100,000 to $250,000. This increase is in place until the end of 2009 and is not covered by deposit insurance premiums paid by the banking industry.

The EESA followed, and has been followed by, numerous actions by the Board of Governors of the Federal Reserve System, the U.S. Congress, Treasury, the Federal Deposit Insurance Corporation, the SEC and others to address the current liquidity and credit crisis that has followed the sub-prime meltdown that commenced in 2007. These measures include homeowner relief that encourage loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector. The purpose of these legislative and regulatory actions is to stabilize the U.S. banking system. The EESA and the other regulatory initiatives described above may not have their desired effects. If the volatility in the markets continues and economic conditions fail to improve or worsen, our business, financial condition and results of operations could be materially and adversely affected.

Liquidity risk.

Liquidity risk is the potential that we will be unable to meet our obligations as they come due, capitalize on growth opportunities as they arise, or pay regular dividends because of an inability to liquidate assets or obtain adequate funding in a timely basis, at a reasonable cost and within acceptable risk tolerances.

Liquidity is required to fund various obligations, including credit commitments to borrowers, mortgage and other loan originations, withdrawals by depositors, repayment of borrowings, dividends to shareholders, operating expenses and capital expenditures.

Liquidity is derived primarily from retail deposit growth and retention; principal and interest payments on loans; principal and interest payments; sale, maturity and prepayment of investment securities; net cash provided from operations and access to other funding sources.

1

Our access to funding sources in amounts adequate to finance our activities could be impaired by factors that affect us specifically or the financial services industry in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity due to a market downturn or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a severe disruption of the financial markets or negative views and expectations about the prospects for the financial services industry as a whole as the recent turmoil faced by banking organizations in the domestic and worldwide credit markets deteriorates.

Competition in the financial services industry.

We face substantial competition in all areas of our operations from a variety of different competitors, many of which are larger and may have more financial resources than we do. We compete with other providers of financial services such as commercial and savings banks, savings and loan associations, credit unions, money market and mutual funds, mortgage companies, title agencies, asset managers, insurance companies and a large list of other local, regional and national institutions which offer financial services. Mergers between financial institutions within Maine and in neighboring states have added competitive pressure. If we are unable to compete effectively, we will lose market share and our income generated from loans, deposits, and other financial products will decline.

Future offerings of debt or other securities may adversely affect the market price of our stock.

In the future, we may attempt to increase our capital resources or, if our or the Bank’s capital ratios approach or fall below the required minimums, we or the Bank could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

Allowance For Loan Losses May Be Insufficient.

The Bank maintains an allowance for loan losses based on, among other things, national and regional economic conditions, historical loss experience and delinquency trends. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. In determining the size of the allowance for loan losses, we rely on our experience and our evaluation of economic conditions. However, we cannot predict loan losses with certainty, and we cannot provide assurance that charge-offs in future periods will not exceed the allowance for loan losses. During 2008, the Bank experienced incremental increases in both non-performing loans and net loan charge-offs, as compared to prior periods. No assurance can be given that the economic and market conditions precedent will improve or will not further deteriorate. Hence, the persistence or worsening of such conditions could result in an increase in delinquencies, could cause a decrease in our interest income, or could continue to have an adverse impact on our loan loss experience, which, in turn, may necessitate increases to our allowance for loan losses. If net charge-offs exceed the Bank’s allowance, its earnings would decrease. In addition, regulatory agencies review the Bank’s allowance for loan losses and may require additions to the allowance based on their judgment about information available to them at the time of their examination. Management could also decide that the allowance for loan losses should be increased. An increase in the Bank’s allowance for loan losses could reduce its earnings.

Loss of lower-cost funding sources.

Checking and savings, NOW, and money market deposit account balances and other forms of customer deposits can decrease when customers perceive alternative investments, such as the stock market, as providing a better risk/return tradeoff. If customers move money out of bank deposits and into other investments, we could lose a relatively low cost source of funds, increasing its funding costs and reducing our net interest income and net income. Advances from the Federal Home Loan Bank of Boston (“FHLB”) are currently a relatively low-cost source of funding. The availability of qualified collateral on the Bank’s balance sheet determines the level of advances available from FHLB and a deterioration in quality in the Bank’s loan portfolio can adversely impact the availability of this source of funding.

2

Changes in primary market area could adversely impact results of operations and financial condition.

Most of the Bank’s lending is in Mid Coast and Down East Maine. As a result of this geographic concentration, a significant broad-based deterioration in economic conditions in this area or Northern New England could have a material adverse impact on the quality of the Bank’s loan portfolio, and accordingly, our results of operations. Such a decline in economic conditions could impair borrowers’ ability to pay outstanding principal and interest on loans when due, and, consequently, adversely affect the cash flows of our business.

The Bank’s loan portfolio is largely secured by real estate collateral. A substantial portion of the real and personal property securing the loans in the Bank’s portfolio is located in Mid Coast and Down East Maine. Conditions in the real estate market in which the collateral for the Bank’s loans is located strongly influence the level of the Bank’s non-performing loans and results of operations. A decline in the Mid Coast and Down East Maine area real estate market, as well as other external factors, could adversely affect the Bank’s loan portfolio.

Operational risk.

We face the risk that the design of our controls and procedures, including those to mitigate the risk of fraud by employees or outsiders, may prove to be inadequate or are circumvented, thereby causing delays in detection of errors or inaccuracies in data and information. Management regularly reviews and updates our internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations and financial condition.

We may also be subject to disruptions of our systems arising from events that are wholly or partially beyond our control (including, for example, computer viruses or electrical or telecommunications outages), which may give rise to losses in service to customers and to financial loss or liability. We are further exposed to the risk that our external vendors may be unable to fulfill their contractual obligations (or will be subject to the same risk of fraud or operational errors by their respective employees as are we) and to the risk that our (or our vendors’) business continuity and data security systems prove to be inadequate.

Our performance is largely dependent on the talents and efforts of highly skilled individuals. There is intense competition in the financial services industry for qualified employees. In addition, we face increasing competition with businesses outside the financial services industry for the most highly skilled individuals. Our business operations could be adversely affected if we were unable to attract new employees and retain and motivate our existing employees.

Claims and litigation pertaining to fiduciary responsibility or lender liability.

From time to time as part of our normal course of business, customers make claims and take legal action against the Bank based on actions or inactions of the Bank. If such claims and legal actions are not resolved in a manner favorable to us, they may result in financial liability and/or adversely affect the market perception of the Company and its products and services. This may also impact customer demand for the Company’s products and services. Any financial liability or reputation damage could have a material adverse effect on our business, which, in turn, could have a material adverse effect on our financial condition and results of operations.

The Series A Preferred Stock is equity and is subordinate to all of our existing and future indebtedness; regulatory and contractual restrictions may limit or prevent us from paying dividends on the Series A Preferred Stock; and the Series A Preferred Stock places no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.

Shares of our Series A Preferred Stock are equity interests in The First Bancorp, Inc. and do not constitute indebtedness. As such, the Series A Preferred Stock, like our common stock, ranks junior to all indebtedness and other non-equity claims on The First Bancorp, Inc. with respect to assets available to satisfy claims on The First Bancorp, Inc., including in a liquidation of The First Bancorp, Inc. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Series A Preferred Stock, (1) dividends are payable only when, as and if authorized and declared by our Board of Directors and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our Board of Directors deems relevant, (2) as a Maine

3

corporation, we may not pay dividends if, after giving effect thereto, we would not be able to pay our debts as they come due in the usual course of business, or our total assets would be less than our total liabilities and the amount needed to satisfy the liquidation preferences of any preferred stock, and (3) we may not pay dividends on our capital stock if we are in default on certain indebtedness or have elected to defer payments of interest on our subordinated indebtedness.

The First Bancorp, Inc. is an entity separate and distinct from its banking subsidiary and derives substantially all of its revenue in the form of dividends from the subsidiary. Accordingly, The First Bancorp, Inc. is and will be dependent upon dividends from its subsidiary to pay the principal of and interest on its indebtedness, to satisfy its other cash needs and to pay dividends on the Series A Preferred Stock and our common stock. The ability of the subsidiary to pay dividends is subject to its ability to earn net income and to meet certain regulatory requirements. In the event the subsidiary is unable to pay dividends to The First Bancorp, Inc., The First Bancorp, Inc. may not be able to pay dividends on the Series A Preferred Stock. Also, our right to participate in a distribution of assets upon the subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.

The subsidiary may pay dividends to its parent out of so much of its net income as the Bank’s directors deem appropriate, subject to the limitation that the total of all dividends declared by the Bank in any calendar year may not exceed the total of its net income of that year combined with its retained net income of the preceding two years and subject to minimum regulatory capital requirements. The amount available for dividends in 2009 will be 2009 earnings plus retained earnings of $12,279,000 from 2008 and 2007.

In addition, the Series A Preferred Stock does not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Series A Preferred Stock or to which (in the case of debt incurred by our subsidiary) the Series A Preferred Stock will be structurally subordinated.

An active trading market for the Series A Preferred Stock may not develop.

The Series A Preferred Stock is not currently listed on any securities exchange and we do not anticipate listing the Series A Preferred Stock on an exchange unless we are requested to do so by Treasury pursuant to the Purchase Agreement between us and Treasury. There can be no assurance that an active trading market for the Series A Preferred Stock will develop, or, if developed, that an active trading market will be maintained. If an active market is not developed or sustained, the market value and liquidity of the Series A Preferred Stock may be adversely affected.

There may not be a robust trading market for the Common Stock.

Although our common stock is traded on the NASDAQ Global Select market, the trading volume of the common stock has historically not been substantial. Over the five-year period ending December 31, 2008, for example, the average weekly trading volume of our common stock has been 26,147 shares or approximately 0.27% of the outstanding common stock. Due to the limited trading volume in our common stock, the intraday spread between bid and ask prices has been as high as 34.0% of the bid price of the shares over this time period. There can be no assurance that a more robust, active or economical trading market for our common stock will develop. The market value and liquidity of our common stock may, as a result, be adversely affected.

The price of our common stock may fluctuate.

The price of our common stock on the NASDAQ Global Select Market constantly changes and recently, given the uncertainty in the financial markets, has fluctuated widely. We expect the market price of our common stock will continue to fluctuate. Holders of our common stock will be subject to the risk of volatility and changes in prices.

Our common stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:
•	quarterly fluctuations in our operating and financial results;
•	operating results that vary from the expectations of Management, securities analysts and investors;
•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;
•	events negatively impacting the financial services industry which result in a general decline in the market valuation of our common stock;
•	announcements of material developments affecting our operations or our dividend policy;

4

•	future sales of our equity securities;
•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;
•	changes in accounting standards, policies, guidance, interpretations or principles; and
•	general domestic economic and market conditions.

In addition, recently the stock market generally has experienced extreme price and volume fluctuations, and industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of our operating results.

The Series A Preferred Stock may be junior in rights and preferences to our future preferred stock.

Subject to approval by the holders of at least 66 2/3% of the shares of Series A Preferred Stock then outstanding, voting together as a separate class, we may issue preferred stock in the future the terms of which are expressly senior to the Series A Preferred Stock. The terms of any such future preferred stock expressly senior to the Series A Preferred Stock may restrict dividend payments on the Series A Preferred Stock. For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the Series A Preferred Stock have been paid for the relevant periods, no dividends will be paid on the Series A Preferred Stock, and no shares of the Series A Preferred Stock may be repurchased, redeemed, or otherwise acquired by us. This could result in dividends on the Series A Preferred Stock not being paid when contemplated. In addition, in the event of our liquidation, dissolution or winding-up, the terms of the senior preferred stock may prohibit us from making payments on the Series A Preferred Stock until all amounts due to holders of the senior preferred stock in such circumstances are paid in full.

Holders of the Series A Preferred Stock have limited voting rights.

Unless and until we are in arrears on our dividend payments on the Series A Preferred Stock for six dividend periods, whether or not consecutive, the holders of the Series A Preferred Stock will have no voting rights except with respect to certain fundamental changes in the terms of the Series A Preferred Stock and certain other matters and except as may be required by Maine law. If dividends on the Series A Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the total number of positions on our Board of Directors will automatically increase by two and the holders of the Series A Preferred Stock, acting as a class with any other parity securities having similar voting rights, will have the right to elect two individuals to serve in the new director positions. This right and the terms of such directors will end when we have paid in full all accrued and unpaid dividends for all past dividend periods. See “Description of Series A Preferred Stock—Voting Rights” for more information. Based on the current number of members of our Board of Directors, directors elected by holders of our common stock would have a controlling majority of the Board and would be able to take any action approved by them notwithstanding any objection by the directors elected by holders of our Series A Preferred Stock.

If we are unable to redeem the Series A Preferred Stock after five years, the cost of this capital to us will increase substantially.

If we are unable to redeem the Series A Preferred Stock prior to February 15, 2014, the cost of this capital to us will increase substantially on that date, from 5.0% per annum to 9.0% per annum. See “Description of Series A Preferred Stock” for more information. Depending on our financial condition at the time, this increase in the annual dividend rate on the Series A Preferred Stock could have a material negative effect on our liquidity.

The Purchase Agreement between us and Treasury limits our ability to pay dividends on and repurchase our common stock.

The Purchase Agreement between us and Treasury provides that until the earlier of January 9, 2012 or the date on which all shares of the Series A Preferred Stock have been redeemed by us or transferred by Treasury to third parties, we may not, without the consent of Treasury, (a) increase the cash dividend on our common stock or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock (other than the Series A Preferred Stock) or trust preferred securities. In addition, we are unable to pay any dividends on our common stock unless we are current in our dividend payments on the Series A Preferred Stock. These restrictions could have a negative effect on the value of our common stock. Moreover, holders of our common stock are entitled to receive dividends only when, as and if declared by our Board of Directors.

5

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We make certain forward-looking statements in this prospectus, any prospectus supplement and in the documents incorporated by reference into this prospectus that are based upon our current expectations and projections about current events. You should not rely on forward-looking statements in this prospectus, any prospectus supplement or the documents incorporated by reference. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. You can identify these statements from our use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulations; monetary and supervisory policies of banking regulators and other federal governmental authorities; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, any prospectus supplement and the documents we incorporate by reference, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, any prospectus supplement and the documents we incorporate by reference.

Because of these and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results contemplated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they were made. We do not intend to update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under the federal securities laws. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the securities by the selling securityholders. We will receive proceeds upon exercise of the warrant in an amount of up to approximately $3.75 million if the warrant is exercised in full under its current terms for cash. We will use the proceeds received from the exercise of warrant, if any, for working capital and general corporate purposes.

RATIOS OF EARNINGS TO FIXED CHARGES

No shares of our Series A Preferred Stock, or any other class of preferred stock, were outstanding during any of the five years ended December 31, 2008, and we did not pay preferred stock dividends during these periods. Consequently, the ratios of earnings to fixed charges and preferred dividends are the same as the ratios of earnings to fixed charges for the same periods listed above. The following table sets forth our consolidated ratios of earnings to fixed charges for the periods presented:

	For the years ended December 31,
	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges[1]
Including deposit interest	1.72	2.18	1.97	1.06	0.76
Excluding deposit interest	0.55	0.56	0.46	0.31	0.33

For purposes of calculating the ratio of earnings to fixed charges, fixed charges are the sum of:
•	interest cost, including interest on deposits; and
•	that portion of rent expense estimated to be representative of the interest factor.

6

REGULATORY CONSIDERATIONS

We are extensively regulated under both federal and state law. As a financial holding company registered under the Bank Holding Company Act of 1956, we are subject to supervision, regulation and examination by the Board of Governors of the Federal Reserve System, or Federal Reserve. We are also considered a bank holding company under the laws of Maine. The First, N.A. is regulated and supervised by the Office of the Comptroller of the Currency and has deposit insurance provided by the Federal Deposit Insurance Corporation through the Deposit Insurance Fund. For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus. See “Where You Can Find More Information” for information on how to obtain a copy of our Annual Report and any subsequent reports.

This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, our earnings are affected by actions of the Federal Deposit Insurance Corporation, or FDIC, which insures the deposits of The First, N.A. within certain limits, the state banking regulators in Maine and the Federal Reserve, which regulate us and The First, N.A., and the SEC.

Our earnings are also affected by general economic conditions, our management policies and legislative action. In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business.

DESCRIPTION OF SERIES A PREFERRED STOCK

The following is a brief description of the terms of the Series A Preferred Stock that may be resold by the selling securityholders. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to our Articles of Incorporation, as amended, including the Articles of Amendment relating to the Series A Preferred Stock, copies of which have been filed with the SEC and are also available from us upon request. See “Where You Can Find More Information” for more information.

General

Under our Articles of Incorporation, as amended, we have authority to issue up to 1,000,000 shares of preferred stock. Of such shares, 25,000 shares have been designated as Series A Preferred Stock, all of which were issued to the initial selling securityholder in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding shares of Series A Preferred Stock are validly issued, fully paid and non-assessable. Other than the Series A Preferred Stock, no other shares of our preferred stock were issued and outstanding as of January 31, 2009.

Dividends Payable On Shares of Series A Preferred Stock

Holders of shares of Series A Preferred Stock are entitled to receive, if, as and when declared by our Board of Directors out of assets legally available for payment, cumulative cash dividends at a rate per year of 5% per share based on a $1,000 per share liquidation preference with respect to each dividend period during the five year period following January 9, 2009, and are entitled to receive cumulative cash dividends at a rate per year of 9% per share based on a $1,000 per share liquidation preference with respect to each dividend period thereafter.

Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15 (each a “dividend payment date”), starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series A Preferred Stock are payable to holders of record of shares of Series A Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the Board of Directors or any duly authorized committee of the Board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

7

If we determine not to pay any dividend or a full dividend with respect to the Series A Preferred Stock, we are required to provide written notice to the holders of shares of Series A Preferred Stock prior to the applicable dividend payment date. Unpaid dividends on the Series A Preferred Stock will be compounded.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to the laws of the State of Maine relating to the payment of dividends. See “Risk Factors.”

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A Preferred Stock will rank:
•	senior to our common stock and all other equity securities designated as ranking junior to the Series A Preferred Stock; and
•

at least equally with all other equity securities designated as ranking on a parity with the Series A Preferred Stock, or parity stock, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of The First Bancorp, Inc..

  Until the earlier of January 9, 2012 or the date on which the initial selling securityholder has transferred all of the Series A Preferred Stock to unaffiliated third parties or such stock is redeemed in full, we may not, without the initial selling securityholder’s consent, increase the cash dividend on our common stock or, subject to certain exceptions, repurchase any of our common stock or other equity securities, or any trust preferred securities. The initial selling securityholder’s consent is not required for payment of dividends solely in the form of shares of our common stock.

So long as any shares of Series A Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our common stock or other junior stock, other than a dividend payable solely in common stock. We also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Series A Preferred Stock for all prior dividend periods, other than:

•

 purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•

purchases or other acquisitions by broker-dealer subsidiaries of the Company solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of our business;

•	purchases or other acquisitions by broker-dealer subsidiaries of the Company for resale pursuant to an offering by us of our stock that is underwritten by the related broker-dealer subsidiary;
•	any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;
•

acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not the Company or a subsidiary of the Company, including as trustee or custodian; and

•

the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before January 9, 2009 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

If we repurchase shares of Series A Preferred Stock from a holder other than the initial selling securityholder, we must offer to repurchase a ratable portion of the Series A Preferred Stock then held by the initial selling securityholder.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series A Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend

8

date therefor falling within the dividend period and related to the dividend payment date for the Series A Preferred Stock), with respect to the Series A Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our Board of Directors may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any funds legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend. Redemption

The Series A Preferred Stock may not be redeemed prior to February 15, 2012 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to at least $6,250,000, which equals 25% of the aggregate liquidation amount of the Series A Preferred Stock on the date of issuance. In such a case, we may redeem the Series A Preferred Stock, subject to the approval of Federal Reserve, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by us, to persons other than The First Bancorp, Inc. or our subsidiaries after January 9, 2009, of shares of preferred stock, common stock or a combination thereof, that in each case qualify as Tier 1 capital of The First Bancorp, Inc. at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.

After February 15, 2012, the Series A Preferred Stock may be redeemed at any time, subject to the approval of the Federal Reserve, in whole or in part, subject to notice as described below.

In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends up to, but excluding, the date of redemption.

The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock.

If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series A Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our Board of Directors or a committee thereof may determine to be fair and equitable.

We will mail notice of any redemption of Series A Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series A Preferred Stock designated for redemption will not affect the redemption of any other Series A Preferred Stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series A Preferred Stock are to be redeemed, and the number of shares of Series A Preferred Stock to be redeemed (and, if fewer than all shares of Series A Preferred Stock held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A Preferred Stock will be entitled to receive an amount per share of Series A Preferred Stock, which we refer to in this prospectus as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A Preferred

9

Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock. If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as indicated below or otherwise required by Maine law, the holders of Series A Preferred Stock will not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends. If the dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our Board of Directors will be increased by two. Holders of Series A Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, which we refer to in this prospectus as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our Board of Directors, which we refer to in this prospectus as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the NASDAQ Stock Market corporate governance requirement that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Series A Preferred Stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of The First Bancorp, Inc. will be reduced by the number of preferred stock directors that the holders of Series A Preferred Stock and voting parity stock had been entitled to elect. The holders of a majority of shares of Series A Preferred Stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares Series A Preferred Stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our Articles of Incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
•

 any amendment or alteration of our Articles of Incorporation to authorize or create or increase the authorized number or amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of The First Bancorp, Inc.;

•

 any amendment, alteration or repeal of any provision of our Articles of Incorporation relating to the Series A Preferred Stock so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

10

•

 any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or of a merger or consolidation of The First Bancorp, Inc. with another entity, unless the shares of Series A Preferred Stock remain outstanding following any such transaction or, if The First Bancorp, Inc. is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series A Preferred Stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

provided, however, any increase in the number of shares of authorized preferred stock, including any increase in the authorized number of shares of Series A Preferred Stock necessary to satisfy preemptive or similar rights granted by the Company to other persons prior to January 9, 2009, or the creation and issuance, or an increase in the authorized or issued number of shares, whether pursuant to preemptive or similar rights or otherwise, of any other series of preferred stock, or any increase in the amount of securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of The First Bancorp, Inc. will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Series A Preferred Stock.

To the extent of the voting rights of the Series A Preferred Stock, each holder of Series A Preferred Stock will have one vote for each $1,000 of liquidation preference to which such holder’s shares of Series A Preferred Stock are entitled.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

Remaining Shares of Preferred Stock

The remaining 975,000 unissued shares of preferred stock are referred to as “blank check” preferred stock. This term refers to stock for which the rights and restrictions are determined by our Board of Directors. Our Articles of Incorporation authorize our Board of Directors to issue new shares of our common stock or preferred stock without further shareholder action.

The issuance of additional common stock or preferred stock may be viewed as having adverse effects upon the holders of common stock or the holders of the Series A Preferred Stock. Holders of our common stock (and holders of the Series A Preferred Stock) will have no preemptive rights with respect to any newly issued stock. Our Board of Directors could adversely affect the voting powers of holders of our stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. In the event of a proposed merger, tender offer or other attempt to gain control of The First Bancorp, Inc. that the Board of Directors does not believe to be in the best interest of our shareholders, the Board could issue additional preferred stock which could make any such takeover attempt more difficult to complete. Blank check preferred stock may also used in connection with the issuance of a shareholder rights plan, sometimes called a poison pill. Our Board of Directors has not approved any plan to issue preferred stock for this purpose.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

The following is a brief description of the terms of the warrant that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us. See “Where You Can Find More Information” for more information.

Shares of Common Stock Subject to the Warrant

The warrant is initially exercisable for 225,904 shares of our common stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $25,000,000, which is equal to 100% of the aggregate liquidation preference of the Series A Preferred Stock, the number of shares of common stock underlying the warrant then held by the selling securityholders will be

11

reduced by 50% to 112,952 shares. The number of shares subject to the warrant is subject to the further adjustments described below. See “Adjustments to the Warrant” below.

Exercise of the Warrant

The initial exercise price applicable to the warrant is $16.60 per share of common stock for which the warrant may be exercised. The warrant may be exercised, in whole or in part, at any time on or before January 9, 2019 by surrender of the warrant, completion of the notice of exercise attached as an annex to the warrant and the payment of the exercise price for the shares of common stock for which the warrant is being exercised. The exercise price may be paid either by the withholding by The First Bancorp, Inc. of such number of shares of common stock issuable upon exercise of the warrant equal to the value of the aggregate exercise price of the warrant determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the warrant is subject to the further adjustments described below under the heading “Adjustments to the Warrant.” There may be tax consequences to the holder of the warrant as a consequence of the cashless warrant exercise of the warrant as described above. Due to the varying factual circumstances that may apply to such a holder, we cannot (and do not undertake to) provide advice as to such potential consequences. Any holder or prospective acquiror of the warrant is therefore urged to consult with his, her or its financial, tax and accounting advisors with respect to the possible tax consequences of such an exercise.

Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the warrant (less the pro-rated exercise price of the warrant) for any fractional shares that would have otherwise been issuable upon exercise of the warrant. We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised. The shares of common stock issuable upon exercise of the warrant are listed with the NASDAQ Global Select Market.

Rights as a Shareholder

The warrantholder shall not have any of the rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the warrant has been exercised.

Transferability; Restrictions on Exercise of Warrant

The initial selling securityholder may not transfer a portion of the warrant, and/or exercise the warrant, with respect to more than one half of the shares of common stock subject to the warrant until the earlier of the date on which we have received aggregate gross proceeds from a qualified equity offering of at least $25,000,000 and December 31, 2009. The warrant, and all rights under the warrant, are otherwise transferable and exercisable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, or subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment. Until the earlier of January 9, 2012 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be proportionately adjusted. Permitted transactions include issuances:
•	as consideration for or to fund the acquisition of businesses and/or related assets;
•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our Board of Directors;
•

in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

12

•	in connection with the exercise of preemptive rights on terms existing as of December 19, 2008.

Other Distributions. If we declare any cash dividends or distributions greater than our most recent quarterly dividend prior to the issuance of the Warrant, or dividends payable in common stock, the exercise price of the warrant will be adjusted to reflect such distribution.

Certain Repurchases. If we effect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction involving The First Bancorp, Inc. and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.

DESCRIPTION OF OUR CAPITAL STOCK

General

Our authorized capital stock consists of 18,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, no par value. As of January 31, 2009, there were 9,705,006 shares of common stock outstanding and 25,000 shares of our Series A Preferred Stock outstanding. As of January 31, 2009, there were 458,730 shares of our common stock reserved for issuance and 73,500 shares subject to stock options under our benefit plans

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote per share, and in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a majority of all outstanding shares of common stock, and shareholders do not have the right to cumulate their votes in the election of directors. For that reason, holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Dividends. Our shareholders are entitled to receive dividends or distributions that our Board may declare out of funds legally available for those payments. The payment of distributions by The First Bancorp, Inc. is subject to the restrictions of Maine law applicable to the declaration of distributions by a corporation. A corporation generally may not authorize and make distributions if, after giving effect to the distribution, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed if it were dissolved at that time to satisfy the preferential rights of shareholders whose rights are superior to the rights of those receiving the distribution. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding preferred stock.

As a bank holding company, our ability to pay dividends is affected by the ability of our bank subsidiaries to pay dividends to the holding company. The ability of our bank subsidiaries, as well as The First Bancorp, Inc., to pay dividends in the future currently is, and could be further, influenced and limited by bank regulatory requirements and capital guidelines.

No Preemptive or Conversion Rights. Our common stock does not entitle our shareholders to any preemptive rights, redemption privileges, sinking fund privileges, or conversion rights. Liquidation. In the event of liquidation, dissolution or winding up of The First Bancorp, Inc., the holders of our common stock would be entitled to receive, after payment or provision for payment of all of our debts and liabilities, all of our assets available for distribution, subject to the rights of any class of stock having preference to the common stock (including the Series A Preferred Stock).

Transfer Agent. The transfer agent for our common stock is The First, N.A., PO Box 940, Damariscotta, Maine 04543.

13

Preferred Stock

The Board of Directors, without shareholder approval, is authorized under our Articles of Incorporation to issue, in one or more series, shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable. The Board of Directors is also authorized to fix the designation, voting, conversion, preference and other relative rights, qualifications and limitations of any series of preferred stock.

As of the date hereof, the Board of Directors has created one series of preferred stock, the Series A Preferred Stock, which was issued to the Treasury. See “Description of Series A Preferred Stock” for a description of the terms of the Series A Preferred Stock.

Anti-Takeover Effects of Preferred Stock; Relevant Provisions of the Company’s Articles of Incorporation and Maine Law

As described above, the purpose of the proposed amendment is to permit the Company’s participation in the Capital Purchase Program, and, additionally, without regard to any sale of shares to Treasury, to provide the Company’s Board of Directors with an additional option for increasing the Company’s capital in the future. The purpose is not to establish any barriers to a change of control or acquisition of the Company. However, the Board’s authority to issue shares of preferred stock, to establish one or more series of preferred stock, and to determine the terms and preferences of each series of preferred stock, could be used for that purpose or have that effect. For example, the issuance of shares of a series of preferred stock having group or other special voting rights, or certain other preferential terms, to a group that is friendly to the Company’s management, could give that group effective control over the election of the Company’s directors and could deter or discourage efforts by another group or company to acquire control of the Company, even if the Company’s other shareholders favored a change of control. In that regard, the holders of the Series A Preferred Stock (including either Treasury or any third persons to whom Treasury transferred the stock) have class voting rights with respect to any merger or similar transaction which would adversely affect the rights of that stock.

The Articles of Incorporation and Bylaws of the Company contain a number of provisions that may have the effect of discouraging or delaying attempts to gain control of the Company, including provisions:

•	Authorizing the Company’s Board of Directors to fix the size of the Company’s Board of Directors between five and 25 directors;
•	Authorizing directors to fill vacancies in the Company’s Board of Directors; and
•

Requiring an increased vote of shareholders to approve specified business combinations with persons beneficially owning 10% or more of the Company’s common stock (or any person who is, or within the previous two years was, an affiliate or associate of such persons) unless the business combination has been approved by a majority of the Company’s directors who are not affiliated or associated with the interested shareholder and who were directors of the Company prior to the time the interested shareholder acquired such in interest in shares of the Company’s common stock.

In addition to the foregoing, in certain instances the issuance of authorized but unissued shares of the Company’s common stock may have an anti-takeover effect by making it more difficult and/or expensive to acquire the Company.

Sections 1109 and 1110 of the Maine Business Corporation Act also may have some anti-takeover effect. Section 1109 of the Maine Business Corporation Act generally provides that a Maine corporation which has a class of voting stock registered or traded on a national securities exchange or under the Securities Exchange Act of 1934, such as the Company, may not engage in any business combination for five years following an “interested stockholder’s” “stock acquisition date” unless the business combination is (1) approved by the corporation’s Board of Directors prior to that “interested stockholder’s” “stock acquisition date” or (2) approved, subsequent to that “interested stockholder’s” “stock acquisition date”, by the Board of Directors of the Maine corporation and authorized by the holders of a majority of the outstanding voting stock of the corporation not beneficially owned by that “interested stockholder” or any affiliate or associate thereof or by persons who are either directors or officers and also employees of the corporation. An “interested stockholder” is defined to include any person, firm or entity that is directly or indirectly the beneficial owner of 25% or more of the outstanding voting stock of the corporation, other than by reason of a revocable proxy given in response to a proxy solicitation conducted in accordance with the Securities Exchange Act of 1934 which is not then reportable on a Schedule 13D under the Securities Exchange Act

14

of 1934, and “stock acquisition date” is defined to mean the date that any person, firm or entity first becomes an “interested stockholder” of that corporation.

Section 1110 of the Maine Business Corporation Act generally provides shareholders of a Maine corporation which has a class of voting shares registered or traded on a national securities exchange or registered under the Securities Exchange Act of 1934, with the right to demand payment of an amount equal to the fair value of each voting share in the corporation held by the shareholder from a person or group of persons which become a “controlling person,” which generally is defined to mean an individual, firm or entity (or group thereof) which has voting power over at least 25% of the outstanding voting shares of the corporation. Such a demand must be submitted to the “controlling person” within 30 days after the “controlling person” provides required notice to the shareholders of the acquisition or transactions which resulted in such person or group becoming a “controlling person.” Section 1110 could be interpreted to provide that a person or group of persons could become a “controlling person” for purposes of such section by soliciting and acquiring revocable proxies to vote at least 25% of the voting shares of a corporation.

The Company’s Articles of Incorporation contain a provision which prohibits the Company from engaging in a “business combination” with an “interested stockholder,” each as defined in the Articles, without the affirmative vote of not less than 80% of the votes entitled to be cast by all the holders of all outstanding shares of stock entitled to vote (notwithstanding that no vote may be necessary, or that a lesser percentage vote may be specified by law or otherwise). Notwithstanding the foregoing, the above requirements shall not apply if the proposed business combination shall have been approved by a majority of the “continuing directors,” also as defined in the Articles. In addition to the above requirements, the Company is prohibited from engaging in a “control transaction,” as defined in the Articles, without the approval of a majority of the directors of the Company and the affirmative vote of not less than 66 2/3% of the votes entitled to be cast by the holders of all outstanding shares of stock entitled to vote (again, notwithstanding that no vote may be necessary, or that a lesser percentage vote may be specified by law or otherwise).

SELLING SECURITYHOLDERS

On January 9, 2009, we issued the securities covered by this prospectus to the United States Department of the Treasury (the initial selling securityholder), in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:
•	25,000 shares of Series A Preferred Stock, representing beneficial ownership of 100% of the shares of Series A Preferred Stock outstanding on the date of this prospectus;
•	A warrant to purchase 225,904 shares of our common stock at an exercise price of $16.60 per share, subject to adjustment as described under “Description of Warrant to Purchase Common Stock”; and
•

225,904 shares of our common stock issuable upon exercise of the warrant, which shares, if issued as of December 31, 2008, would represent ownership of approximately 2.33% of our common stock as of December 31, 2008.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering. Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us. As of the date of this prospectus, we do not know the identity of any other potential selling securityholder.

15

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell all or a portion of the securities beneficially owned by them and offered by this prospectus from time to time directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions which may involve crosses or block transactions. The selling securityholders may use any one or more of the following methods when selling shares:
•

on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Global Select Market in the case of the common stock;

•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or
•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the Series A Preferred Stock or the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain other statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act, and Rule 10b-5 promulgated under the Exchange Act of 1934, or the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NASDAQ Global Select Market pursuant to Rule 153 under the Securities Act.

16

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We do not intend to apply for listing of the Series A Preferred Stock on any securities exchange or for inclusion of the Series A Preferred Stock in any automated quotation system unless requested by the initial selling shareholder. No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred Stock.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

LEGAL MATTERS

The validity of the Series A Preferred Stock, the warrant and the common stock offered hereby will be passed upon for us by Pierce Atwood LLP, Portland Maine.

EXPERTS

Our consolidated financial statements as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, included in our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of our internal control over financial reporting as of December 31, 2007 have been audited by Berry, Dunn, McNeil & Parker, an independent registered public accounting firm, as stated in their reports appearing therein and herein by reference. Such consolidated financial statements have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

17

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities offered by this prospectus. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. You can obtain a copy of the registration statement from the SEC at the address provided below or on the SEC’s Internet site.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.the1st.com. Our website is not a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this incorporated information. In all cases, you should rely on the later information over different information included in this prospectus.

We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:
•	the description of common stock contained in our Registration Statement on Form S-18, as filed with the SEC on October 2, 1987;
•	our Annual Report on Form 10-K for the year ended December 31, 2007;
•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008; and
•

our Current Reports on Form 8-K filed on January 23, 2008, March 20, 2008, April 23, 2008, May 1, 2008, June 20, 2008, July 1, 2008, July 23, 2008, September 18, 2008, October 23, 2008, December 4, 2008, December 18, 2008, December 29, 2008, December 30, 2008, January 12, 2009 and January 21, 2009.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

Upon your written or oral request, we will provide you without charge a copy of any or all of the documents incorporated by reference herein, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Your written or oral request for copies of this prospectus and documents we have incorporated by reference should be directed to:

F. Stephen Ward

Executive Vice President and Chief Financial Officer

The First Bancorp, Inc.

Post Office Box 940

Damariscotta, ME 04543

(207) 563-3195

18

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated fees and expenses (all but the SEC fees are estimates) payable by the registrant in connection with the filing of this Form S-3 Registration Statement:

SEC Registration Fee	$1,129.88
Printing Costs	1,000.00
Legal Fees and Expenses	5,000.00
Accounting Fees and Expenses	1,000.00
Miscellaneous Expenses	1,000.00
Total	$9,129.88

Item 15. Indemnification of Directors and Officers

The Bylaws of the Company provide for the indemnification of each director and officer (including former directors and officers and each person who may have served at the request of the Company as a director or officer of any other legal entity) against liabilities (including expenses) reasonably incurred by him or her in connection with any actual or threatened action, suit or proceeding to which he or she may be made party by reason of his or her serving or having served in such a capacity, except with respect to any matter as to which he or she received a financial benefit to which he or she was not entitled (unless such indemnification is ordered by a court pursuant to the Maine Business Corporation Act), intentionally inflicted harm on the Company or its shareholders, authorized or assented to a distribution in respect of the Company’s stock in violation of the Maine Business Corporation Act, intentionally violated criminal law or, in a proceeding brought by or in right of the Company, unless he or she is determined to have acted in good faith or in or not opposed to the best interests of the Company.

The Company has purchased officers’ and directors’ liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of the Company against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by the Company and (2) the Company to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Maine.

19

Item 16.           Exhibits

Exhibit #	Description

3.1	Conformed Copy of the Registrant’s Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed under item 5.03 on October 7, 2004).

3.2	Amendment to the Registrant’s Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed under item 5.03 on May 1, 2008).

3.3	Amendment to the Registrant’s Articles of Incorporation (incorporated by reference to the Definitive Proxy Statement for the Company’s 2008 Annual Meeting filed on March 14, 2008).

3.4	Amendment to the Registrant’s Articles of Incorporation authorizing issuance of preferred stock (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on December 29, 2008).

3.5	Conformed Copy of the Company’s Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed under item 5.03 on October 7, 2004).

4.1	Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on January 9, 2009).

4.2

Letter Agreement, dated January 9, 2009, including the Securities Purchase Agreement – Standard Terms incorporated by reference therein, between the Company and the United States Department of the Treasury (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on January 9, 2009).

4.3	Form of Certificate for the Series A Preferred Stock (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on January 9, 2009).

4.4	Warrant to Purchase Common Stock (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K filed on January 9, 2009).

5	Opinion of Pierce Atwood LLP.

10

Form of Waiver, executed by each of Daniel R. Daigneault, F. Stephen Ward, Tony C. McKim, Charles A. Wootton, and Susan A. Norton (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed on January 9, 2009).

12	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Berry, Dunn, McNeil & Parker.

23.2	Consent of Pierce Atwood LLP (included in Exhibit 5).

24	Powers of Attorney (included on the signature page hereto).

20

Item 17.           Undertakings

(a) The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the

21

registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

22

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Damariscotta, State of Maine, on this 9th day of February, 2009.

THE FIRST BANCORP, INC. By: /s/ F. Stephen Ward

F. Stephen Ward

Executive Vice President & Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Daniel R. Daigneault and F. Stephen Ward, and each of them singly, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this registration statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorneys to any and all amendments.

Signature	Title	Date
/s/ Daniel R. Daigneault	President &Chief Executive Officer and Director	February 9, 2009
Daniel R. Daigneault	(principal executive officer)
/s/ F. Stephen Ward	Executive Vice President & Chief Financial Officer	February 9, 2009
F. Stephen Ward	(principal financial and accounting officer)
/s/ Stuart G. Smith	Chairman of the Board of Directors	February 9, 2009
Stuart G. Smith
/s/ Katherine M. Boyd	Director	February 9, 2009
Katherine M. Boyd
/s/ Robert B. Gregory	Director	February 9, 2009
Robert B. Gregory
/s/ Tony C. McKim	Director	February 9, 2009
Tony C. McKim
Randy A. Nelson	Director
Randy A. Nelson
/s/ Carl S. Poole, Jr.	Director	February 9, 2009
Carl S. Poole, Jr.
/s/ Mark N. Rosborough	Director	February 9, 2009
Mark N. Rosborough
/s/ David B. Soule, Jr.	Director	February 9, 2009
David B. Soule, Jr.
/s/ Bruce B. Tindal	Director	February 9, 2009
Bruce B. Tindal

23

EXHIBIT INDEX

Exhibit #	Description

3.1	Conformed Copy of the Registrant’s Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed under item 5.03 on October 7, 2004).

3.2	Amendment to the Registrant’s Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed under item 5.03 on May 1, 2008).

3.3	Amendment to the Registrant’s Articles of Incorporation (incorporated by reference to the Definitive Proxy Statement for the Company’s 2008 Annual Meeting filed on March 14, 2008).

3.4	Amendment to the Registrant’s Articles of Incorporation authorizing issuance of preferred stock (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on December 29, 2008).

3.5	Conformed Copy of the Company’s Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed under item 5.03 on October 7, 2004).

4.1	Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on January 9, 2009).

4.2

Letter Agreement, dated January 9, 2009, including the Securities Purchase Agreement – Standard Terms incorporated by reference therein, between the Company and the United States Department of the Treasury (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on January 9, 2009).

4.3	Form of Certificate for the Series A Preferred Stock (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on January 9, 2009).

4.4	Warrant to Purchase Common Stock (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K filed on January 9, 2009).

5	Opinion of Pierce Atwood LLP.

10

Form of Waiver, executed by each of Daniel R. Daigneault, F. Stephen Ward, Tony C. McKim, Charles A. Wootton, and Susan A. Norton (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed on January 9, 2009).

12	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Berry, Dunn, McNeil & Parker.

23.2	Consent of Pierce Atwood LLP (included in Exhibit 5).

24	Powers of Attorney (included on the signature page hereto).

24